Exhibit 99.1

The First Bancshares, Inc. Announces Signing of a Definitive Agreement to Acquire BCB Holding Company, Inc.

HATTIESBURG, Miss.--(BUSINESS WIRE)--March 6, 2014--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares”), holding company for The First, A National Banking Association, (“The First”) announced today the signing of a definitive merger agreement, under which First Bancshares has agreed to acquire BCB Holding Company, Inc. (“BCB”), holding company for Mobile, AL based Bay Bank, in a cash and stock transaction with a total current value of up to approximately $6.6 million, which includes $3.60 and a contingent value right worth up to $0.40 per share for 929,680 shares of BCB common stock issued prior to August 1, 2013; $2.25 per share for 88,889 shares of BCB common stock issued on or after August 1, 2013; plus assumption of BCB debt and preferred stock issued to U.S. Treasury, subject to the terms of the definitive merger agreement.

Upon completion of the transaction, the combined Company will have approximately $1 billion in total assets, $838 million in total deposits, and $624 million in total loans. The transaction will add four new banking locations for The First within the Mobile, AL metropolitan statistical area and will give The First a total of 30 locations. The merger agreement has been approved by the Board of Directors of each company. Closing of the transaction, which is expected to occur late in the second quarter of 2014, is subject to customary conditions, including regulatory approval and approval by the shareholders of BCB.

Per the merger agreement, at least 30% of the consideration will be in newly-issued shares of First Bancshares, based on an election by the shareholders of BCB and subject to proration. The exchange ratio for the stock component of the transaction will be determined by First Bancshares’ average closing stock price for the 30 trading day period ending five business days before the closing of the transaction, subject to a floor/ceiling of $12.93 to $15.81 for First Bancshares’ common stock.

M. Ray “Hoppy” Cole, President and Chief Executive Officer of First Bancshares and The First, commented, “We are extremely excited and look forward to welcoming Bay Bank to our team. We believe it is a great combination of two service oriented community banks and by joining forces, we will improve our market presence in the Mobile area. Our bank will have 10 locations in Baldwin and Mobile counties to better serve our customers with an expanded portfolio of products and services to meet their growing financial needs.”

Rich Campbell, President of BCB Holding Company, commented, “The merger of our companies will provide us with a greater breadth of product innovation and resources to serve our customers in a more valuable and meaningful way. One of the key aspects at the forefront of this merger is the mutual appreciation of our common core values: outstanding personal, customized customer service, along with the latest technological innovations, provided by our experienced and knowledgeable bankers. These are highly personalized services only a community based bank can provide, and we expect to see our market share increase because of the resources The First will bring to the table.”

First Bancshares currently estimates annual pre-tax expense reductions associated with transaction will be in excess of 40% of BCB’s annual non-interest expenses. Assuming the transaction is completed in the second quarter of 2014, the expense savings are estimated to be fully achieved by the first quarter of 2015. The transaction is expected to be accretive by approximately 9% to First Bancshares’s fully diluted earnings per share in 2015, the first full year of combined operations, which assumes synergies are fully phased in. Estimated acquisition and conversion related costs to be incurred in 2014 are approximately $0.4 million on a pre-tax basis.

The transaction is expected to dilute tangible book value per share by approximately 3% on a pro forma basis as of December 31, 2013, which is expected to be earned back within two and one half years from the completion of the transaction. The internal rate of return for the transaction is expected to be greater than 20% and, therefore, in excess of First Bancshares’ cost of capital.

Advisors
Chaffe & Associates, Inc. with Jonathan W. Briggs as lead investment banker, acted as financial advisor to First Bancshares, and Jones Walker LLP with lead attorneys Craig Landrum and Neal Wise, acted as its legal advisors. National Capital, LLC with Jeff Fair as lead investment banker, acted as financial advisor to BCB, and Armbrecht Jackson LLP with lead attorney Tom Oldweiler, acted as its legal advisors.

About The First Bancshares, Inc.
The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

About BCB Holding Company
BCB Holding Company, headquartered in Mobile, Alabama, is the parent company of Bay Bank. Bay Bank has approximately $80 million in assets and serves Mobile County, Alabama through four locations operating in Mobile, Bayley’s Corner, Dauphin Island and Theodore, AL. Information is available on the Company’s website: www.mybaybank.com.

Additional Information
First Bancshares has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on First Bancshares’ website, www.thefirstbank.com, under “Investor Relations” and then “Presentations.” First Bancshares will host a conference call associated with this announcement on Monday, March 10, 2014, beginning at 3:00 p.m. Central Time by dialing 866-848-2216. The conference code for the call is 1068167068. A replay of the call will be available for 30 days after the initial conference call.

Forward Looking Statement
This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer